                                                                    Exhibit 2.01
                           ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of September 8, 1999 (the "Effective Date"), by and among Autoweb.com, Inc., a Delaware corporation with its principal offices at 3270 Jay Street, Building 6, Santa Clara, California 95054 ("Buyer"), The Gale Group, Inc., a Delaware corporation with its principal offices at 27500 Drake Road, Farmington Hills, Michigan 48331-3535 ("Seller"), Thomson Information Licensing Corporation, a Delaware corporation with its principal offices at Brandywine Corporate Center, 650 Naamans Road, Suite 301, Claymont, Delaware 19703 ("TILC") and THI (U.S.) Inc, a Delaware corporation with its address at c/o The Thomson Corporation, One Station Place, Stamford, Connecticut 06902 ("THI").

                                R E C I T A L S
                                ---------------

     A. Seller is engaged in the operation of a division called the Automotive Information Center ("AIC") that acquires, develops, markets, distributes and licenses certain automotive-related data, software products and services (the "AIC Business").

     B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller related to the AIC Business, on the terms and conditions set forth in this Agreement.

     C. Buyer desires to assume certain liabilities associated with the AIC Business upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the above recitals and the mutual covenants hereinafter set forth, Buyer and Seller hereby agree as follows:

1.   PURCHASE AND SALE OF ASSETS.
     ---------------------------

     1.1  Agreement to Sell and Purchase Assets. Subject to the terms and
          -------------------------------------
conditions of this Agreement, and in reliance on the representations, warranties and covenants set forth in this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer at the Closing (as defined in Section 3.3 below), and Buyer agrees to purchase and acquire from Seller at the Closing, all of Seller's right, title and interest in and to all of the Assets (as defined below). The Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date (as hereinafter defined), free and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever, except for Permitted Liens and as otherwise expressly disclosed in the Seller's Disclosure Letter. For the purposes of this Agreement, "Permitted Liens" shall mean (a) liens for current taxes not yet due and payable and (b) such imperfections in title and other encumbrances that are not material in character, amount or extent, and do not detract in any material way from the value or interfere with the use of the subject thereto or affected thereby.

     1.2  Assets Defined. As used in this Agreement, the term "Assets" means,
          --------------
collectively, all of the assets, rights and properties of Seller, whether tangible or intangible, real or personal, owned by Seller and primarily constituting, or primarily used or useful in connection with, or primarily related to, the AIC Business, including without limitation those assets, rights and properties described in the following paragraphs of this Section 1.2, and except for the Excluded Assets (as defined in Section 1.3 below):

          (a) Technology and Intellectual Property. All Seller owned copies of
              ------------------------------------
documentation, drafts, papers, designs, drawings, schematics, diagrams, models, prototypes, software (in both source code and object code form and in any media or format and for all hardware platforms, software platforms and operating environments) including but not limited to the software products listed in

Schedule 1.2(a)(i) hereto, computer stored data, diskettes, manuscripts and
------------------
other items describing any product, development tools, testing tool or suite, application, operating system, routine, subroutine, module or other proprietary technology, together with any derivative works made or developed therefrom, that are related to or used, developed, sold, marketed or purchased in connection with the AIC Business and all of Seller's rights, title and interest in and to all Intellectual Property (as defined in Section 5.7 below) that is solely related to or used, developed or purchased in connection with the AIC Business (a complete list of such Intellectual Property is set forth in Schedule
                                                               --------
1.2(a)(ii) hereto).
----------

          (b) AIC Business Records. All extant logs, books, records, files,
              --------------------
engineering and design drawings, diagrams and other documentation depicting or specifying the designs of all technology related to the AIC Business, and all sales literature and sales aids, pictures, product sheets and documentation, product displays, advertising materials, manuals, computer and electronic data processing materials and correspondence relating to the AIC Business, and copies of all Contracts (hereafter defined) with customers and prospective customers of the AIC Business, (collectively, the "Customer Records") as well as copies of all licenses relating to the AIC Business; provided that Seller shall retain title to and ownership of such Customer Records and may retain copies for Seller's use in compliance with this Agreement.

          (c) Trade Names; Trade Secrets; Domain Names. All of the know-how,
              ----------------------------------------
trademarks, trade names, and trade secrets associated with the AIC Business, including without limitation, the exclusive right to use the trademark "Autosite.com," the domain name "Autosite.com" and any substantially similar name or variant thereof.

          (d) Marketing Information; Customer Lists. All of Seller's customer
              -------------------------------------
lists (whether current or prior) and customer account histories for customers or prospective customers of the AIC Business, including all extant data regarding such customers, and all other marketing, promotional, and sales information, whether stored in written form, magnetic or electronic media or in any other form, that have been or now are related to the AIC Business or that have been or now are used, developed or purchased in connection with the AIC Business, including all competitive and expense market studies and analyses. Upon Closing, Buyer shall acquire and have sole and exclusive ownership of, access to, and use of all assets described in this Section 1.2(d).

          (e) Accounts Receivable. All accounts ands notes receivable (whether
              -------------------
current or non-current) refunds, deposits, prepayments, or prepaid expenses of Seller.

          (f) Tangible Assets. All equipment, inventory, furniture component
              ---------------
pieces and other tangible property listed set forth in Schedule 1.2(f) hereto
                                                       ---------------
(the "Tangible Assets").

          (g) Contracts. All right, title and interest in and claims under those
              ---------
contracts, leases, agreements, licenses and commitments used in the AIC Business, including but not limited to all computer and software agreements, intellectual property rights licenses, independent contractor agreements, distribution and re-seller agreements, including without limitation those identified in Section 5.6 of the Seller's Disclosure Letter.

     1.3  Excluded Assets. The following assets relating to the operation of the
          ---------------
AIC Business shall be retained by Seller and shall not be sold, assigned or transferred to Buyer (the "Excluded Assets"):

          (a) Claims by Seller with respect to the Excluded Assets and the Excluded Liabilities (as defined in Section 2.1), including without limitation claims for tax refunds and counterclaims with respect to the Excluded Liabilities;

          (b)  All contracts of insurance;

          (c) All employee benefits plans of any nature;

          (d) Cash on hand and in banks, bank accounts, money market holdings, post office deposits and other cash items;

          (e) Corporate minute and stock books and ledgers;

          (f) Bank statements, general ledgers, account receivable ledgers, checkbook registers and tax returns; and

          (g) All other assets of Seller related to or used, developed or purchased in connection with the AIC Business that are listed on Schedule 1.3
                                                                 ------------
hereto.

     1.4  Asset Transfer; Passage of Title.  Except as otherwise expressly
          --------------------------------
disclosed in the Seller's Disclosure Letter, upon the Closing, title to all of the Assets shall pass to Buyer; and Seller shall deliver to Buyer possession of all of the Assets as provided herein, and shall further deliver to Buyer proper assignments, conveyances and bills of sale sufficient to convey to Buyer good and marketable title to all the Assets, and, other than for Permitted Liens, free and clear of all mortgages, pledges, liens, licenses, rights of possession, security interests, restrictions, encumbrances, charges, title retention, conditional sale or other security arrangements and all claims or agreements of any nature whatsoever, as well as such other instruments of conveyance as counsel for Buyer may reasonably deem necessary or desirable (both at and after the Closing) to effect or evidence the transfers contemplated hereby.

2.   ASSUMPTION OF LIABILITIES.
     -------------------------

     2.1 Buyer shall assume, discharge and perform only the following liabilities (the "Assumed Liabilities"):

          (a) Those liabilities and obligations arising on or after the Closing Date under the Contracts assigned to Buyer as Assets hereunder (but excluding any liabilities or obligations arising from acts or omissions occurring prior to the Closing Date);

          (b) All liabilities of Seller shown on the Closing Statement of Net Assets (as hereafter defined) (including, but not limited to, rent obligations for AIC offices, severance for employees. trade payables, pro rata payroll obligations and royalty obligations); and

          (c) All liabilities of Seller incurred after the Closing Date.

     2.2 Buyer shall not assume or become obligated in any way to pay any liabilities, debts or obligations of Seller or of the AIC Business not described above whatsoever other than the Assumed Liabilities (the "Excluded Liabilities"), including but not limited to any liabilities or obligations now or hereafter arising from or with respect to, the sale or license of any products or services of Seller, the termination by Seller of the employment of any current or future employees of Seller or any of its affiliates, any other claims brought against Seller arising from Seller's employment of any person, any duties or obligations under any existing or future employee benefit plans of Seller or any of its affiliates, any present or future obligations or liabilities of Seller or any of its affiliates to existing or future employees of Seller or any of its affiliates under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Federal Worker Adjustment and Retraining Act ("WARN") or any severance pay obligations of Seller or any of its affiliates, or any obligations or liabilities or arising from any breach or default by Seller of any contract, agreement or commitment of Seller.

3.   PURCHASE PRICE; CLOSING.
     -----------------------

     3.1  Purchase Price; Net Asset Adjustment.
          ------------------------------------

          (a) Purchase Price.  In consideration of the sale, transfer,
              --------------
conveyance and assignment of all the Assets to Buyer at the Closing, Buyer shall pay to Seller the Purchase Price (hereafter defined) as hereafter provided. Buyer shall (i) pay to Seller at the Closing in immediately available funds the sum of Sixteen Million Dollars ($16,000,000) in cash (the "Closing Payment") and
(ii) issue to Seller at the Closing that number of shares of Buyer's Common Stock, $0.001 par value (the "Shares") calculated by dividing Four Million Dollars ($4,000,000) by the Closing Price (as hereafter defined) and (iii) assume the Assumed Liabilities. The "Closing Price" shall equal the average closing price of one share of Seller Common Stock as quoted on the Nasdaq National Market over the ten (10) trading days immediately prior to the date of this Agreement; provided, however, that if such average closing price is higher than $16.00, then the Closing Price shall equal $16.00 and if such average closing price is lower than

$11.00, then the Closing Price shall equal $11.00. The Closing Payment and the Shares are collectively referred to herein as the "Purchase Price."

          (b)  Net Asset Adjustment.
               --------------------

               (i)  Post Closing Adjustment. For purposes of this Section 3.1,
                    -----------------------
the following terms shall have the meanings set forth hereinafter:

                    (A) "Closing Statement of Net Assets" shall mean the Statement of Net Assets of the AIC Business as of the Closing Date, prepared by the Buyer as provided in Section 3.1(b)(ii) hereof.

                    (B) "Closing Liabilities" shall mean the net book value of all of the current liabilities of the business, as set forth on the Closing Statement of Net Assets.

                    (C) "Closing Net Assets" shall mean the net book value of all of the current assets of the business (exclusive of cash and cash equivalents) as of the Closing Date, as set forth on the Closing Statement of Net Assets, less the Closing Liabilities.

                    (D) "Net Assets Surplus" shall mean the amount, if any, by which the Closing Net Assets exceed $250,000.

                    (E) "Net Assets Deficiency" shall mean the amount, if any, by which the Net Assets are less than $250,000.

                    (F) "Post Closing Payment" shall mean the Net Assets Surplus or the Net Assets Deficiency, as the case may be. In the event of a Net Assets Surplus, the Buyer shall pay to the Seller an amount equal to the Post Closing Payment. In the event of a Net Assets Deficiency, the Seller shall pay to the Buyer an amount equal to the Post Closing Payment.

               (ii) Preparation of Closing Statement of Net Assets. After the
                    ----------------------------------------------
Closing, Seller will prepare the Closing Statement of Net Assets within thirty
(30) days of the Closing Date in accordance with accounting principals set forth in Schedule 5.8 applied in a consistent manner, and shall promptly deliver the
   ------------
Closing Statement of Net Assets to Buyer. Concurrently with the delivery of the Closing Statement of Net Assets, Seller shall deliver to the Buyer its calculation of the Net Assets Surplus or the Net Assets Deficiency, if any, and the Post Closing Payment, if any. Within thirty (30) days after such delivery of the Closing Statement of Net Assets and the calculations of Post Closing Payment, Buyer may give written notice of disagreement with the Closing Statement of Net Assets or the Post Closing Payment to Buyer. If the Buyer shall give the Seller timely notice of any disagreement, Seller and Buyer will, if possible, resolve the matters in dispute promptly after the notice thereof. Any disputed matters that are not resolved by the parties within the 30-day period following Seller's receipt of such notice of disagreement will be set forth in writing by Seller and Buyer and such matters shall be submitted to one arbitrator ("Arbitrator") for resolution. The Arbitrator shall be agreed upon between the parties and, if the parties are unable to so agree within the 30-day period following Buyer's receipt of such notice of disagreement, shall be selected by the American Arbitration Association ("AAA"), with preference being given by the AAA in making such selection to an independent accounting firm of nationally recognized standing. The Arbitrator shall consider only those matters in dispute and shall act promptly to resolve all disputed matters and its decision with respect thereto shall be final and binding upon the Buyer and the Seller. If the notice of disagreement is received by the Seller in a timely manner, then the Closing Statement of Net Assets shall be final and binding upon the parties on the earlier of a) the date the parties resolve in writing any disputed matters and b) the date any disputed matters are finally resolved in writing by the Arbitrator. All amounts due shall be paid within ten (10) days of the date the Closing Statement of Net Assets becomes final. The fees and expenses, if any, of the Arbitrator shall be shared equally by the parties.

     3.2  Securities Law Compliance; Additional Restrictions on Resale.
          ------------------------------------------------------------

          (a) Private Placement. The parties to this Agreement intend that Buyer
              -----------------
shall issue the Shares pursuant to a "private placement" under Regulation D and/or Section 4(2) of the Securities Act and applicable state securities laws. The Shares shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for Shares shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws, and, if applicable, to notice the restrictions on transfer set forth in Section 3.2(c) below. Seller shall furnish Buyer with all information concerning Seller as may be reasonably requested in connection with any action contemplated by this Section 3.2(a).

          (b) Registration of Shares. Pursuant to the terms of the Registration
              ----------------------
Rights Agreement in substantially the form attached as Exhibit 3.2 (the "Rights
                                                       -----------
Agreement"), Buyer shall file with the SEC a shelf registration statement to provide for the resale of the Shares and any additional securities that become Registerable Securities (as defined in the Rights Agreement) by Seller. Buyer shall use commercially reasonable efforts, in accordance with the terms and conditions of the Rights Agreement, (i) to cause a registration statement to become effective on or before November 5, 1999 and (ii) to keep such registration statement continuously effective, except as provided therein. Seller shall furnish Buyer with all information concerning Seller as may be reasonably requested in connection with any action contemplated by this Section 3.2(b).

          (c) Additional Restrictions on Resale. Resale of the Shares shall be
              ---------------------------------
subject to the terms and conditions of the Rights Agreement.

     3.3  Closing. The consummation of the purchase and sale of the Assets
          --------
contemplated hereby will take place at a closing to be held at the offices of Buyer's counsel, Fenwick & West, Two Palo Alto Square, Suite 800, Palo Alto, California (the "Closing") on September __, 1999 (the "Closing Date"), provided all applicable waiting periods under the HSR Act shall have expired or early termination granted, and all closing conditions are waived or satisfied, or at such other time or date, and at such place, or by such other means of exchanging documents, as may be agreed to by the parties hereto.

     3.4  Allocation of Purchase Price. The Purchase Price shall be allocated
          ----------------------------
among the Assets in accordance with Schedule 3.4 hereof.  Seller and Buyer agree
                                    ------------
to report the allocation as provided in applicable Sections of the Internal Revenue Code of 1986 and regulations promulgated thereunder in accordance with such allocation and agree to prepare and file all income tax returns in a manner consistent with such allocation.

4.   REPRESENTATIONS AND WARRANTIES OF BUYER.
     ---------------------------------------

     Buyer hereby represents and warrants to Seller that all the following statements are true, accurate and correct:

     4.1  Corporate Organization. Buyer is a corporation duly organized, validly
          ----------------------
existing, and in good standing under the laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement and all assignments or other documents that Buyer is required to execute and deliver hereunder (the "Buyer Ancillary Documents"), and holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor.

     4.2  Power and Authority; No Default. The execution, delivery and
          -------------------------------
performance by Buyer of this Agreement and the Buyer Ancillary Documents, and the consummation of all the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer by all necessary corporate action of Buyer's Board of Directors and, if necessary, Buyer's stockholders. This Agreement and the Buyer Ancillary Documents, when executed and delivered by Buyer, will be duly and validly executed and delivered and will be the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally. Neither the execution and delivery of this Agreement or the Buyer Ancillary Documents by Buyer, nor the performance by Buyer of its obligations under this Agreement, will (i) violate Buyer's Certificate of Incorporation or Bylaws, (ii) result in a material violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any loan, note, indenture, mortgage, deed of trust, security agreement or material contract, license, lease or other agreement to which Buyer is a party or by which Buyer, or (iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or government body applicable to Buyer. No filing, authorization or approval, governmental or otherwise, is necessary to enable Buyer to enter into, and to perform its obligations under, this Agreement and the Buyer Ancillary Agreements, except for (a) such filings as may be required to comply with federal and state securities laws and (b) the filings required by the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").

     4.3  Valid Issuance of Buyer's Common Stock. The Shares have been duly
          --------------------------------------
authorized and reserved for issuance and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, will not be subject to any preemptive or similar rights and will be issued in compliance with all applicable federal securities laws and pursuant to a valid exemption from registration under Section 4(2) and/or Rule 506 of Regulation D of the Securities Act.

     4.4  SEC Reports. Buyer has filed all required forms, reports and documents
          -----------
with the SEC since its initial public offering on March 22, 1999 including and not limited to a final Prospectus dated March 22, 1999 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "1933 Act"), and the Securities Exchange

Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), each as in effect on the date so filed. The audited consolidated financial statements and unaudited consolidated interim financial statements of Buyer included in its final Prospectus (together with related schedules and notes) and Quarterly Reports on Form 10-Q comply as to form in all material respects with the requirements of the 1933 Act and the Exchange Act, respectively, were prepared in accordance with GAAP consistently applied throughout the periods specified therein, are correct and complete, and present fairly, in all material respects, the consolidated financial position and results of operations of Buyer for the periods specified therein, subject in the case of the unaudited consolidated interim financial statements to an absence of footnotes and to normal year-end audit adjustments. The authorized, issued and outstanding capitalization of Buyer is as set forth in Buyer's SEC Reports as of the dates of the financial statements or other information included in Buyer's SEC Reports. The SEC Reports, this Agreement, the exhibits hereto and any certificates or documents to be delivered to Seller pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

     4.5  Taxes. Buyer will pay, when due, any federal, state or local taxes
          -----
attributable to periods after the Effective Date with respect to the Assets or the AIC Business for all taxes first due after the Closing.

     4.6  Availability of Funds.  Buyer currently has sufficient immediately
          ---------------------
available funds in cash or cash equivalents and will at the Closing have sufficient immediately available funds in cash or cash equivalents, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby.

     4.7  Brokerage and Finder's Fees. Neither Buyer nor any of its affiliates
          ---------------------------
has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Seller.

     4.8  No Adverse Change.  Except as disclosed in the public filings of the
          -----------------
Buyer, since June 30, 1999, there has been no actual or threatened material adverse change in the business, operations, properties, assets, condition (financial or other) or prospects of the Buyer, or any event that has had or is likely to have a material adverse effect on the Buyer, and no factor or condition exists and no event has occurred that would be likely to result in any such change. Except as disclosed in the public filings of Buyer since June 30, 1999, the Buyer has operated its business in the ordinary course of business and consistent with past practices in all material respects.

5.   REPRESENTATIONS AND WARRANTIES OF SELLER.
     ----------------------------------------

     Seller represents and warrants to Buyer that, except as set forth in the disclosure letter that has been delivered by Seller to Buyer prior to the Effective Date (the "Seller's Disclosure Letter")(any items disclosed in the Seller's Disclosure Letter being considered an exception to the other representations and warranties not referenced therein if a reasonable business person who was not familiar with the AIC Business would reasonably except such item to apply to such other representations and warranties), all of the following statements are true, accurate and correct in all material respects:

     5.1  Corporate Organization.  Seller is a corporation duly incorporated,
          ----------------------
validly existing, and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to own and use the Assets, to operate the AIC Business and to enter into this Agreement and all assignments or other documents that Seller is required to execute and deliver hereunder (the "Seller Ancillary Documents" and, together with the Buyer Ancillary Documents, the "Ancillary Documents"), and holds all permits, licenses, orders and approvals of all federal, state and local governmental or regulatory bodies necessary and required therefor. Seller has delivered true and correct copies of each company's respective Certificate of Incorporation and Bylaws in effect on the date hereof.

     5.2  Power and Authority; No Default Upon Transfer. The execution, delivery
          ---------------------------------------------
and performance by Seller of this Agreement and the Seller Ancillary Documents, and the consummation of all the transactions contemplated hereby and thereby have been duly and validly authorized, where required, by Seller, by all necessary corporate action of Seller's Board of Directors and, if necessary, Seller's stockholders. This Agreement and the Seller Ancillary Documents, when executed and delivered by Seller, will be duly and validly executed and delivered and will be the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally. Except as disclosed in Section 5.2 of the Seller's Disclosure Letter, neither the execution and delivery of this Agreement or the Seller Ancillary Documents by Seller, nor the performance by Seller of its obligations under this Agreement, will (i) violate the Certificate of Incorporation and Bylaws of Seller, (ii) result in a material violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under, any loan, note, indenture, mortgage, deed of trust, security agreement, lease or material contract, license, lease or other agreement to which Seller is a party or by which Seller or any of the Assets is bound or (iii) violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or government body applicable to Seller or the AIC Business. No filing, authorization or approval, governmental or otherwise, is necessary to enable Seller to enter into, and to perform its obligations under, this Agreement and the Seller Ancillary Agreements, except for (a) such filings as may be required to comply with federal and state securities laws and (b) the filings required by the HSR Act.

     5.3  Title and Condition of Assets. Seller owns all of the Assets. Other
          -----------------------------
than for Permitted Liens, Seller has good and marketable title in and to all of such Assets, except where failure to hold such title would not have a Material Adverse Effect on the AIC Business. Title to all such Assets is freely transferable from Seller to Buyer free and clear of all encumbrances without obtaining the consent or approval of any person, except where failure to hold such title or the existence of such encumbrance would not have a Material Adverse Effect on the AIC Business. All of the tangible personal property included in the Assets is in good working condition and repair, ordinary wear and tear excepted, except where failure of such assets to be in such condition would not have a Material Adverse Effect on the AIC Business. For the purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse change in, or effect on, the AIC Business or the financial condition of the AIC Business taken as a whole; provided
                                                                 --------
however, that the effects of changes that exists on the date hereof and have
-------
been reflected in this Agreement or disclosed in the Seller's Disclosure Letter or that are generally applicable to industries in which the AIC Business operates or the United States economy in generally shall be excluded from such determination.

     5.4  Sufficiency of Assets. The Assets are sufficient to enable Buyer,
          ---------------------
following the Closing, to conduct and operate the AIC Business substantially as it has been conducted and operated by Seller since January 1, 1999, except that the AIC Business currently uses the Seller's benefit plans and administration.

     5.5  Litigation. As of the date hereof, Seller has received no demand
          ----------
regarding any claim, action, suit, arbitration, mediation nor, to Seller's knowledge, is there pending any investigation, at law or in equity, by way of arbitration or before any court, governmental department, commission, board or agency that: (i) could reasonably be expected to contest or challenge Seller's authority, right or ability to sell, lease, license or convey any of the Assets (or any Intellectual Property Right thereto); (ii) challenges or contests Seller's right, title or ownership of any of the Assets (or any Intellectual Property Right thereto) or seeks to impose an encumbrance on, or a transfer of title or ownership of, any Asset (or any Intellectual Property Right thereto);
(iii) asserts that any Asset (or any Intellectual Property Rights thereto), or any action taken by any employee, consultant or contractor of Seller, or any other subsidiary of Seller with respect to any Asset (or any Intellectual Property Rights thereto), infringes or misappropriates any intellectual property rights of any third party; (iv) seeks to enjoin, prevent or materially hinder operation of the AIC Business, the sale, license, marketing or distribution of any of the AIC Business products or the consummation of any of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements; or (v) would impair or have a Material Adverse Effect on the AIC Business (or any Intellectual Property Rights thereto). As of the date hereof, there are no judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator pending or binding against Seller which affect any of the Assets or Buyer's ability to hire any employee that provides services to the AIC Business.

     5.6  Contracts and Commitments. Section 5.6 of the Seller's Disclosure
          -------------------------
Letter sets forth a description of (i) all Contracts of Seller related to the AIC Business, whether written or oral, or the purchase or license of any Intellectual Property (as defined in Section 5.7 below), both individually and when combined with related agreements with the same customer or such customer's agent, that involve over forty thousand dollars ($40,000) and (ii) a true and correct listing for January 1, 1999 through July 31, 1999, by payer, of all deposits and fees paid for each AIC Business payer that when aggregated, equals no less than $40,000. To Seller's knowledge, Seller is not in violation, breach or default of any of the Contracts required to be listed on Section 5.6 of the Seller's Disclosure Letter. Seller has delivered to Buyer true and correct copy of each of the Customer Records. A true and correct copy of Seller's standard customer product warranty related to the AIC Business and a true and correct accounting of Seller's warranty claims experience for the AIC Business is set forth on Section 5.6 of the Seller's Disclosure Letter.

     5.7  Intellectual Property.
          ---------------------

          (a) The term "Intellectual Property" means and includes, collectively, any extant worldwide rights to all patents, patent applications (including but not limited to continuations, continuations-in-part, divisionals and reissues), trademarks (whether or not registered), trade names, service marks (whether or not registered), copyrights (whether or not registered), moral rights, trademark and service mark registrations (and pending applications therefor), mask works and mask work registrations, computer software in object and source code form (whether owned by Seller, or authored or developed for Seller by any of its employees, contractors or agents), licenses, sublicenses, and franchise agreements of Seller, and all know-how, formulae, recipes, compositions by matter, processes, techniques, confidential business information, designs, patterns, shapes, inventions (whether or not patented or patentable), trade secrets, and other proprietary information (including without limitation customer lists) and technology owned by or licensed to Seller.

          (b)  Schedule 1.2(a)(i) contains a true and accurate list of all
               ------------------
products and services currently offered as part of the AIC Business and
Schedule 1.2(a)(ii) sets forth a true and accurate list of all registered
-------------------
Intellectual Property referred to in Section 1.2(a). Seller owns, possesses, has the exclusive right to make, use, sell and license, has the right to bring actions for the infringement of, and where necessary and appropriate to the operation of the AIC Business, in the reasonable exercise of Seller's judgment, has made timely and proper application for, all Seller owned Intellectual Property rights that are used in the AIC Business. Except as may be granted to customers in the ordinary course of operation of the AIC Business, Seller has not granted any third party any outstanding licenses or other rights to any of its Intellectual Property that is used in the AIC Business, and, other than as disclosed in Section 5.7(b) of the Seller's Disclosure Letter, Seller is not liable, nor has it made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any Intellectual Property that is used in the AIC Business. Except for third party Intellectual Property, the Intellectual Property that is used in the AIC Business does not infringe any patent, copyright, moral right, mask work, trade secret or proprietary right of any third party and, to Seller's knowledge, there is no basis for such claim known to Seller. For third party Intellectual Property, to Seller's knowledge, the third party Intellectual Property that is used in the AIC Business does not infringe any patent, copyright, moral right, mask work, trade secret or proprietary right of any third party and, to Seller's knowledge, there is no basis for such claim known to Seller. All employees and consultants of Seller and any other third parties who have been involved in product development for the AIC Business have executed invention assignment agreements or have otherwise conveyed to Seller their right, title and interest in the product development, and all employees and consultants who have access to confidential or trade secret information concerning Seller's technology or products have executed nondisclosure agreements or are otherwise bound by enforceable obligations of nondisclosure. To the extent such employees and consultants of Seller or other third parties involved in product development for the AIC Business have executed written agreements, Seller has delivered to Buyer representative forms for each such Agreement.

          (c) "AIC Data Structures" (whether used as a capitalized term or otherwise) where used in any agreement to which AIC is or has been a party means and has meant the logical data structures for the database which database has been marketed by AIC under the trademarks "AutoNet" and "AutoSite" (the "AIC Database"), including without limitation the organizational and relational structure of the data records in the AIC Database, and excluding software applications that manipulate the data and operate on the AIC Data Structures to achieve particular results, such as the AIC Code Base Pertaining to Equipped Pricing (as defined below). The conceptual framework for the AIC Data Structures was created by AIC prior to February of 1996, and the AIC Data Structures were included in products leased by AIC prior to February of 1996. The AIC Data Structures have on occasion been licensed to third parties.

          (d) The "AIC Code Base Pertaining to Equipped Pricing" is proprietary software code for pricing automobiles designed and authored by AIC and based on algorithms and a methodology invented by AIC, and includes but is not limited to the AIC Package Trace Creation Algorithm, the AIC Package Trace Reduction Algorithm, the AIC Package Trace Combination Algorithm, and the AIC Equipped Pricing Code which generates a pricing schedule for the lowest priced vehicle meeting a categorical equipment criteria. The AIC Code Base Pertaining to Equipped Pricing operates on the AIC Data Structures. The foundation AIC Code Base Pertaining to Equipped Pricing was authored by AIC prior to February of 1996, it has been improved on multiple occasions since 1996, and the source code of the AIC Code Base Pertaining to Equipped Pricing has not been licensed to any
third party and has been maintained as a trade secret.   The concepts underlying
the AIC Code Base Pertaining to Equipped Pricing have been discussed with AIC Licensees.

          (e) All software components involving source code developed by Seller that are contained in the Assets which could be adversely affected by the Year 2000 challenge have been and will be tested and are, or will be by September 30, 1999, fully capable of providing accurate results using data having date ranges spanning the twentieth (20th) and twenty-first (21st) centuries (i.e., years 1900-2099) ("Millennium Compliant"), where used with third party systems, software and hardware that are also Millennium Compliant. Based on the foregoing, all software components involving source code developed by Seller that are contained in the Assets can (i) manage and manipulate data involving all dates from the 20th and 21st centuries without functional or data abnormality related to such dates; (ii) manage and manipulate data involving all dates from the 20th and 21st centuries without inaccurate results related to such dates; and (iii) have user interfaces which are capable of distinguishing between dates from the 20th and 21st centuries.

     5.8  Seller Statement of Net Assets. Seller has delivered to Buyer copies
          ------------------------------
of: (a) an unaudited statement of net assets as of July 31, 1999 (the "Statement of Net Assets Date") for the AIC Business (the "Statement of Net Assets"), copies of which are attached hereto in Section 5.8 of the Seller's Disclosure
                                                  ---------------------------
Letter. The Statement of Net Assets: (i) has been prepared in accordance with
------
the books and records of Seller; (ii) fairly presents in all material respects each such company's financial condition at the date therein indicated and the results of operations for the period therein specified; and (iii) have been prepared in accordance with the accounting principals set forth in Section 5.8 of the Seller's Disclosure Letter, consistently applied. Except as set forth in
---------------------------------
the Statement of Net Assets or disclosed on the Seller's Disclosure Letter, Seller does not have any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability related to the AIC Business that (i) would be required to be disclosed on a balance sheet prepared in accordance with the accounting principals set forth in Section 5.8 of the Seller's Disclosure Letter,
                                    ---------------------------------
consistently applied, as qualified herein, (ii) is immediately due and payable or (iii) was incurred after the Statement of Net Assets Date and before the Closing Date.

     5.9   No Adverse Change. Since the Statement of Net Assets Date:
           -----------------

           (a) there has been no actual or threatened material adverse change in the financial condition or results of operation, the AIC Business or the Assets or any event, condition or state of facts, in either case that is, or would result in a material adverse change in the Assets or the AIC Business or the prospects for the AIC Business;

           (b) there has not been any sale or other disposition, except in the ordinary course of business of any of the Assets, or any encumbrance placed on the Assets; and

           (c)  Seller has operated the AIC Business in the ordinary course.

     5.10  Brokerage and Finder's Fees. Neither Seller nor any of its respective
           ---------------------------
affiliates has employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement other than a bonus payable to Wayne Lilley, or dealt with anyone purporting to act in the capacity of a broker, finder or agent with respect thereto as a result of which any claim for a fee can be asserted against Buyer.

     5.11  Compliance with Laws. In the operation of the AIC Business. Seller
           --------------------
has, to Seller's knowledge, duly complied with all applicable laws, rules, regulations and orders of federal, state, local and foreign governments (including but not limited to all export control laws and regulations of the United States of America or any governmental, authority or agency of the United States government), except where the failure to comply would not result in a Material Adverse Effect with regard to the Assets or the AIC Business, and Seller is not in default with respect to any order, judgment, writ, injunction, decree, award, rule or regulation of any court, governmental or regulatory body or arbitrator which restrains or limits the operations of the AIC Business or the use of the Assets.

     5.12  Taxes. At the Closing, and upon the date of any subsequent transfer
           -----
of Assets to Buyer in accordance with this Agreement, other than for liens for current taxes not yet due and payable, there will be no federal, state or local tax liens against any of the Assets to be transferred to Buyer hereunder. Seller has paid or will pay, when due, any federal, state or local taxes attributable to periods prior to the Effective Date with respect to the Assets or the AIC Business which, if unpaid, may result in a lien against any of the Assets.

     5.13  Employees; Employee Benefit Plans. Attached hereto as Section 5.13 of
           ---------------------------------
the Seller's Disclosure Letter is a complete list of Seller's employees whose work relates to the AIC Business as of the Closing, including a description of the title of each such employee, the current compensation payable to each such employee, the date of hire and the date and amount of last compensation adjustment and any contract, agreement, understanding or ongoing commitment of Seller to such employee, whether or not in written form. Other than as disclosed on Section 5.13 of the Seller's Disclosure Letter, Seller has no pension, retirement, profit sharing, deferred compensation agreements, severance, stock, stock options, bonus or other incentive plans or other employee benefit plans or other employee benefit plans or arrangements. maintained by Seller for any of its employees, including all "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     5.14  Accounts Receivable. The accounts receivable set forth on the
           -------------------
Statement of Net Assets, and all accounts receivable arising since the Statement of Net Assets Date, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, contracts or customer requirements. To Seller's knowledge, said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Statement of Net Assets and, in the case of accounts receivable arising since the Statement of Net Assets Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Statement of Net Assets.

     5.15  No Other Agreements to Sell the Assets. Neither Seller nor any of its
           --------------------------------------
affiliates has any commitment or legal obligation, absolute or contingent, to any other person or firm other than the Buyer to sell, assign, transfer or effect a sale of any of the Assets (other than inventory in the ordinary course of business), to sell or effect a sale of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.


     5.16  Books and Records.  The books, records and accounts of Seller (i) are
           -----------------
in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Seller, and (iv) accurately and fairly reflect the basis for the Statement of Net Assets.

     5.17  Purchase for Own Account. The Shares to be acquired as part of the
           ------------------------
Purchase Price hereunder will be acquired for investment for Seller's own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, except in compliance with the provisions of the 1933 Act or an exemption therefrom. Seller also represents that Seller has not been formed for the specific purpose of acquiring Shares.

     5.18  Disclosure of Information. Seller has had an opportunity to ask
           -------------------------
questions and receive answers from Buyer regarding the terms and conditions of the offering of the Shares and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Seller or to which Seller had access. The foregoing, however, does not in any way limit or modify the representations and warranties made by Buyer in Section 4.

     5.19  Investment Experience. Seller understands that the purchase of the
           ---------------------
Shares involves substantial risk. Seller: (i) has experience as an investor in securities of companies in the Buyer's stage of development and acknowledges that Seller can bear the economic risk of Seller's investment in the Shares for an indefinite period of time and has such knowledge and experience in financial or business matters that Seller is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with Buyer and certain of its officers, directors or controlling persons of a nature and duration that enables Seller to be aware of the character, business acumen and financial circumstances of such persons.

     5.20  Accredited Seller Status. Seller is an "accredited investor" as
           ------------------------
defined in Rule 501(a) under the 1933 Act.

     5.21  Restricted Securities. Seller understands that the Shares are
           ---------------------
characterized as "restricted securities" under the 1933 Act inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, Seller represents that Seller is familiar with Rule 144 of the U.S. Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the 1933
Act.   The foregoing shall not be deemed to effect the obligations of the Buyer under the Rights Agreement.

     5.22  Further Limitations on Disposition. Without in any way limiting the
           ----------------------------------
representations set forth above, Seller further agrees not to make any disposition of all or any portion of the Shares unless and until: (a) there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (b) (i) Seller shall have notified Buyer of the proposed disposition, and (ii) Seller shall have furnished Buyer, at the expense of Seller or its transferee, with an opinion of counsel, reasonably satisfactory to Buyer, that such disposition will not require registration of such securities under the 1933 Act.

     5.23  Material Misstatements or Omissions. No representation or warranty by
           -----------------------------------
Seller in this Agreement contains any untrue statement of a material fact, or omits to state, a material fact necessary to make any statement of facts contained herein not materially misleading.

     5.24  Express Representations and Warranties. EXCEPT FOR THE EXPRESS
           --------------------------------------
REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, THE ASSETS ARE BEING CONVEYED TO BUYER ON AN "AS IS, WHERE IS, WITH ALL FAULTS" BASIS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN
SECTION 5 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATION OR WARRANTY AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE ASSETS INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.


5.A.  REPRESENTATIONS AND WARRANTIES OF TILC.
      --------------------------------------

TILC gives, except as set forth in Seller's Disclosure Letter (any items disclosed in the Seller's Disclosure Letter being considered an exception to the other representations and warranties not referenced therein if a reasonable business person who was not familiar with the AIC Business would reasonably except such item to apply to such other representations and warranties), the following foregoing representations and warranties, for itself, and only as related to trademark Assets: 5.1, 5.2, 5.3, 5.5, 5.7, 5.11, 5.16, 5.18, 5.23 and
5.24.

5.B.  REPRESENTATIONS AND WARRANTIES OF THI.
      -------------------------------------

THI gives, except as set forth in Seller's Disclosure Letter (any items disclosed in the Seller's Disclosure Letter being considered an exception to the other representations and warranties not referenced therein if a reasonable business person who was not familiar with the AIC Business would reasonably except such item to apply to such other representations and warranties), the following foregoing representations and warranties, for itself: 5.1, 5.2, 5.23 and 5.24.

6.    MUTUAL COVENANTS.
      ----------------

      6.1 Public Announcement.
          -------------------

          (a) Neither party shall make any public disclosure regarding the negotiation of the transactions contemplated by this Agreement unless, in the reasonable opinion of each other party's counsel, such disclosure is required by law, in which event the other party shall have a reasonable opportunity to comment on any public disclosure before it is made. Buyer and Seller will cooperate to prepare a joint press release promptly after the date of this Agreement.

          (b) From the Effective Date until the Closing, Seller shall take reasonable actions necessary to avoid any trading in Buyer equity securities by Seller's directors, officers, employees and agents having knowledge of the subject transaction, provided however, Seller shall have no liability for such
                     ----------------
trading by Seller's directors, officers, employees and agents.

          (c) From and after the Closing, Seller shall take reasonable actions necessary to avoid any trading in Buyer equity securities by Seller's directors, officers, employees and agents that would be based on material nonpublic information, that relates to the transactions contemplated by this Agreement or that was learned in the due diligence process, provided however, Seller shall have no liability for such
                   ----------------
trading by Seller's directors, officers, employees and agents. Seller and, to the actual knowledge of Seller, its affiliates have not traded in Buyer securities for the ten (10) day period preceding the Effective Date; provided
                                                                     --------
however, that it shall not be deemed to be a breach of this clause if Seller or
-------
its affiliates own beneficially or of record shares of common stock of Buyer and such shares are traded through a blind trust, a 401(k) plan or similar plan or other similar trusts, plans or accounts.

     6.2  Confidentiality. Seller and Buyer each recognize that they have
          ---------------
received and will receive confidential information concerning the other during the course of the transactions contemplated by this Agreement negotiations, preparations and due diligence. Accordingly, Buyer and Seller each: (a) shall use its respective commercially reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations, preparations and due diligence; and (b) shall not make use of or permit to be used any such confidential information other than for the purpose of effectuating the transactions contemplated by this Agreement. The obligations of this section will not apply to information that: (a) is or becomes part of the public domain other than by fault of the receiving party; (b) is received by the receiving party from a third party without breach of a contractual or fiduciary nondisclosure obligation to the other party; or (c) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party. In addition to this paragraph 6.2, the provisions of the Mutual Nondisclosure Agreement executed by the parties on May 4, 1999 (the "NDA") will apply. To the extent there is a contradiction or ambiguity between this Agreement and the NDA, the terms of this Agreement shall control.

     6.3  Antitrust Law Compliance. If required, as promptly as practicable,
          ------------------------
Seller and Buyer shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with the transactions contemplated by this Agreement and the transactions contemplated by this Agreement or the Ancillary Documents. Each party will furnish to the other such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. Each party will furnish the other with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party and any governmental body with respect to the transactions contemplated by this Agreement and the transactions contemplated by this Agreement Agreements, except to the extent that either party is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

     6.4  Further Assurances. If, at any time before or after the Closing, Buyer
          ------------------
considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in Buyer title to any property or rights of Seller or Buyer and their proper officers and directors are authorized and shall use their commercially reasonable efforts to execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Buyer and otherwise to carry out the purpose of this Agreement.

     6.5  Survival of Covenants. Each of the covenants set forth in Sections
          ---------------------
6.1(c), 6.2, 6.4 and this Section 6.5 shall survive the Closing. The covenants set forth in Sections 6.2 above shall survive the termination of this Agreement for any reason.

7.  COVENANTS OF SELLER.
    -------------------

     Seller covenants and agrees with Buyer as follows:

     7.1  Protection of Assets. From the Effective Date to the Closing Date,
          --------------------
Seller agrees to use reasonable efforts to retain its employees, to protect and preserve the Assets, and to preserve the goodwill of its customers, suppliers, and others having business relations with the AIC Business. Without limiting the generality of the foregoing, without Buyer's prior written consent, Seller shall: (a) not engage in any transaction that would be inconsistent with any representation or warranty of Seller set forth herein that would cause a breach of any such representation or warranty resulting in a Material Adverse Effect;
(b) not sell, transfer, convey, assign, lease, license or otherwise dispose of any of the Assets other than in the ordinary course of business; or (c) not (i) conduct the AIC Business in the ordinary course and will not enter into any transaction or agreement or take any action other than in the ordinary course and in a reasonable and prudent manner, consistent with past practices that would result in a Material Adverse Effect, (ii) use its commercially reasonable efforts to preserve its existing relationships with employees, customers, suppliers and the like of the AIC Business, (iii) use its commercially reasonable efforts to preserve and protect the Assets; (iv) not incur any liabilities of the AIC Business other than in the ordinary course, consistent with past practices; (v) transfer any Key Employee (as each term is defined in Section 8 below) to any other division or position of employment within Seller or any other subsidiaries of Seller; (vi) terminate the employment of any Key Employee without the prior written consent of Buyer which shall not be unreasonably withheld or delayed; (vii) encourage any Key Employee not to accept any offer of employment by Buyer made pursuant to Section 8 hereof; or (viii) change the base salaries or bonus programs of any Key Employee or establish a bonus plan or any new employee benefits for any Key Employee without Buyer's prior written approval unless such change applies to substantially all of the employees of Seller or occurs in the ordinary course of business consistent with past practices.

     7.2  Access to Information. From the Effective Date to the Closing Date, at
          ---------------------
Buyer's expense, upon notice to Seller, Seller will afford to the representatives of Buyer during normal business hours, and at an off-site location if requested by Seller, access to any and all of the Assets and information with respect to the AIC Business to the end that Buyer may have a reasonable opportunity to make such a full investigation of the Assets and the AIC Business in advance of the Closing Date as it shall reasonably desire, and the officers of Seller will confer with representatives of Buyer and will furnish to Buyer, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as Buyer may reasonably request. Such access will include access to Buyer's independent accountants for the purpose of conducting an audit of the financial records of Seller after the Effective Date at Buyer's expense (the Post-Signing Audit").

     7.3  Consent of Third Parties. From the Effective Date to the Closing Date,
          ------------------------
Seller shall obtain the consent in writing of all persons necessary to permit Seller to assign and transfer all of the Assets (including but not limited to copies of the Customer Records) to Buyer, free and clear, other than of Permitted Liens, of all liens, security interest, restrictions, claims and encumbrances and to perform its obligations under, and to conclude the transactions contemplated by, this Agreement in order that the performance hereof will not result in the termination of, or any violation, breach or default under, any material Contracts to which Seller is a party or by which any of Seller's property is bound.

     7.4  Use of Name "Autosite". From and after the Closing Date, Seller shall
          ----------------------
cease to use the trademarks and trade name "AutoSite" and the domain name "autosite.com" or any similar name, without the prior written consent of Buyer.

     7.5  Exclusivity. After the Effective Date, Seller will not (i) solicit,
          -----------
initiate, or encourage the submission of any proposal or offer from any legal entity relating to any acquisition or purchase of the AIC Business or any of the Assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any attempt by any legal entity to do any of the foregoing. Seller will notify Buyer immediately if any legal entity makes such an offer, proposal, inquiry or contact.

     7.6  Post-Closing Covenant Not to Solicit. Except as provided by law, for a
          ------------------------------------
period of one (1) year after the Closing Date, Seller shall not solicit any then-employee of Buyer (including any New Hire) to terminate his employment with Buyer to become an employee of Seller (other than through general solicitation or advertising or search consultants who contact candidates on their own initiative without identification by Seller).

     7.7  Pre-Closing Covenant Not to Solicit. Except as provided in Section 8
          -----------------------------------
below or by law, from that period from the Effective Date through the first anniversary of the Closing Date, Buyer shall not solicit any then-employee of Seller to terminate his employment with Seller to become an employee of Buyer (other than through general solicitation or advertising or search consultants who contact candidates on their own initiative without identification by Buyer).

     7.8  Survival of Covenants. Each of the covenants set forth in Sections
          ---------------------
7.4, 7.6, 7.7 and this Section 7.8 shall survive the Closing.

8.   EMPLOYEE MATTERS.
     ----------------

     8.1  Obligation to Offer Employment.
          ------------------------------

          (a) Key Employees. Schedule 8.1 contains a current list of the
              -------------  ------------
employees of Seller who Buyer reasonably deems to be particularly important to the AIC Business and whom Buyer desires to employ following the Closing Date (the "Key Employees").

          (b) Offers of Employment. Buyer shall contact each Key Employee at
              --------------------
reasonable times and places prior to the Closing Date and shall make offers of employment with Buyer for a position with Buyer substantially similar to those such Key Employee has with Seller on the date hereof. In each case such offers of employment shall be contingent on consummation of the transactions contemplated by this Agreement. Each Key Employee from whom Buyer receives a written acceptance of an offer of employment by Buyer (a "Written Acceptance") shall be hired by Buyer effective as of the next business day following the Closing Date and is hereafter referred to as a "New Hire". Seller shall terminate the employment of all Key Employees upon the Closing. Seller waives, with respect to the employment by Buyer of such New Hires, any claims or rights Seller may have against any such New Hire under any non-competition, confidentiality or employment agreement with respect to the AIC Business, and agrees to pay compensation and benefits for New Hires through the Closing Date in accordance with its then existing policies and obligations. Such offers of employment as may be extended by Buyer to Key Employees who are on a workers' compensation-related or disability leave or a Family Medical Leave Act leave or other statutory leave shall be conditioned upon their return from such leave in accordance with Seller's leave of absence policy.

          (c) Employee Compensation. Seller shall be liable for all expenses,
              ---------------------
contracts, agreements, commitments, and other liabilities with respect to (i) the termination of employment by Seller of any Employee or (ii) any claims of discrimination against by Seller under local, state or federal law, or the termination by Seller of Employees who do not accept employment with Buyer.

     8.2  Employment Taxes. Seller shall be responsible for any withholding or
          ----------------
employment taxes with respect to any Employees which accrue or become payable during the period of such Employee's employment or service with Seller or any subsidiary of Seller and any taxes which arise out of the termination of an Employee's employment with Seller for filing all United States and non-U.S. federal, state and local employment tax returns with respect to Employees attributable to periods of employment or service with Seller. Buyer shall be responsible for any withholding or employment taxes with respect to any Employees which accrue or become payable during the period of such Employee's employment or service with Buyer or any subsidiary of Buyer and any taxes which arise out of the termination of an Employee's employment with Buyer for filing all United States and non-U.S. federal, state and local employment tax returns with respect to Employees attributable to periods of employment or service with Seller.

     8.3  Termination of Employment. Seller agrees to comply with the provisions
          -------------------------
of any United States, or other applicable non-U.S. federal, state or local statute or regulation regarding termination of employment, plant closing or layoffs and to perform all obligations required by Seller with respect to the cessation of any operations of the AIC Business or reductions in workforce or the termination, re-assignment, re-location or change in position of any Employee related thereto prior to, on or after the Closing Date, as a result of such Employee not being offered employment by Buyer in relation to the transactions contemplated herein or otherwise.

     8.4  No Rights Conferred Upon Employees. Nothing in this Section 8 or any
          ----------------------------------
other provision of this Agreement shall confer any rights or remedies on any employee (including without limitation any Employee or New Hire) and no employee (including without limitation any Employee or New Hire) shall be a third party beneficiary with respect to any covenant, representation or agreement in this Agreement.

     8.5  Survivability. Each of the agreements and covenants set forth in this
          -------------
Section 8 shall survive the Closing.

9.   CONDITIONS TO CLOSING.
     ---------------------

     9.1  Conditions to Buyer's Obligations. The obligations of Buyer hereunder
          ---------------------------------
shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Buyer may expressly waive the same in writing:

          (a) No Material Adverse Change. From the Effective Date through the
              --------------------------
Closing Date, there shall have been no material adverse change in the Assets or the AIC Business.

          (b) Conduct of AIC Business in Ordinary Course. From the Effective
              ------------------------------------------
Date through the Closing Date, Seller shall have conducted the AIC Business only in the ordinary course, consistent with Seller's past practices, except for actions expressly permitted by this Agreement, matters incident to carrying out this Agreement, or such further matters as may be consented to by Buyer in writing.

          (c)  Accuracy of Representations and Warranties on Closing Date. The
               ----------------------------------------------------------
representations and warranties made herein by Seller (as qualified by Seller's Disclosure Letter which shall be updated as of the Closing Date) shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

          (d) Compliance. As of the Closing Date, Seller shall have complied in
              ----------
all material respects with, and shall have fully performed, in all material respects, all conditions, covenants and obligations of this Agreement imposed on Seller and required to be performed or complied with by Seller at, or prior to, the Closing Date.

          (e) Delivery of Assets. Seller shall have delivered, and Buyer shall
              ------------------
have received, the Assets.

          (f) Delivery of Closing Documents. Seller shall have delivered, and
              -----------------------------
Buyer shall have received, the documents described in Section 10.2 hereof.

          (g) Seller's Consents Obtained. All material consents and approvals
              --------------------------
required to be obtained by Seller shall have been obtained, including but not limited to, if any, the approval of authorizing the execution and delivery by Seller of this Agreement, all related agreements, the consummation of the transactions contemplated hereby and thereby.

          (h) Hart-Scott-Rodino Compliance. All applicable waiting periods under
              ----------------------------
the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

          (i) Assumption of Liabilities. Seller shall have executed and
              -------------------------
delivered the Assignment, Bill of Sale and Assumption Agreement in the form attached as Exhibit 9.1(i) hereto (the "Assignment, Bill of Sale and Assumption
            --------------
Agreement").

     9.2  Conditions to Seller's Obligations. The obligations of Seller
          ----------------------------------
hereunder shall be subject to the satisfaction and fulfillment of each of the following conditions, except as Seller may expressly waive the same in writing:

          (a) Payment of Purchase Price. Seller has delivered the Purchase
              -------------------------
Price.

          (b) Accuracy of Representations and Warranties on Closing Date. The
              ----------------------------------------------------------
representations and warranties made herein by Buyer in Section 4 hereof shall be true and correct in all material respects, and not misleading in any material respect, on and as of the date given, and, other than for the representations and warranties given in Section 4.8, on and as of the Closing Date with the same force and effect as though such representations and warranties were made on and as of the Closing Date.

          (c) Assumption of Liabilities. Buyer shall have executed and delivered
              -------------------------
the Assignment, Bill of Sale and Assumption Agreement.

          (d) Compliance. Buyer shall have complied in all material respects
              ----------
with, and shall have fully performed, the terms, conditions, covenants and obligations of this Agreement imposed thereon to be performed or complied with by Buyer at, or prior to, the Closing Date.

          (e) Delivery of Closing Documents. Buyer shall have delivered, and
              -----------------------------
Seller and shall have received, the documents described in Section 10.1 hereof.

          (f) Hart-Scott-Rodino Compliance. All applicable waiting periods under
              ----------------------------
the HSR Act shall have expired or early termination shall have been granted by both the Federal Trade Commission and the United States Department of Justice.

10.  CLOSING OBLIGATIONS.
     -------------------

     10.1  Buyer's Closing Obligations. At the Closing, Buyer shall deliver to
           ---------------------------
Seller the following:

          (a) A certificate signed by the President or Chief Financial Officer of Buyer, on behalf of Buyer, to the effect that the representations and warranties of Buyer made in the Agreement are true and correct in all material respects as of the Closing Date and that Buyer has fully performed all of its pre-closing commitments hereunder;

          (b) A certified copy of the resolutions of the Board of Directors of Buyer authorizing the execution and delivery by Buyer of this Agreement, and all related agreements, and the consummation of the transactions contemplated hereby and thereby;

          (c) Payment of the Closing Payment from Buyer to Seller;

          (d) The Rights Agreement, signed by Buyer;

          (e) The Assignment, Bill of Sale and Assumption Agreement, signed by Buyer; and

          (f) The stock certificate(s) of Buyer representing all of the Shares duly issued in the name of the Seller.

     10.2  Seller's Closing Obligations. At the Closing, Seller, TILC or THI, as
           ----------------------------
the case may be, shall deliver to Buyer the following:

          (a) The Assets, or if Seller has delivered the Assets to Buyer prior to the Closing, a certificate signed by an officer of Seller, on behalf of Seller, to the effect that the Assets have been earlier delivered to Buyer;

          (b) If required for Seller's consummation of this transaction, a certified copy of the resolutions of the Board of Directors and, if required by law, the stockholders of Seller;

          (c) A certificate signed by the President or Chief Financial Officer of Seller, on behalf of each such company, to the effect that the representations and warranties of Seller made herein are true and correct in all material respects as of the Closing Date and that Seller has fully performed all its pre-closing obligations hereunder;

          (d) The Rights Agreement, signed by Seller;

          (e) The Assignment, Bill of Sale and Assumption Agreement, signed by Seller;

          (f) The Trademark Assignment, signed by TILC, in the form attached as

Exhibit 10.2(f) hereto;
---------------

          (g) The Guaranty, signed by THI, in the form attached as Exhibit
                                                                   -------
10.2(g) hereto;
-------

          (h) Such specific assignments and other instruments of conveyance as Buyer and/or Buyer's counsel may reasonably request; and

          (i) All consents required to be obtained by Seller pursuant to Section 7.3.

11.  SURVIVAL OF WARRANTIES AND INDEMNIFICATION.
     ------------------------------------------

     11.1  Survival of Warranties. All representations and warranties made by
           ----------------------
Seller or Buyer herein shall survive the Closing for a period of one (1) year after the Closing Date except that all representations contained in Section 5.12 shall survive until the expiration of the applicable statute of limitations (including extensions).

     11.2  Indemnified Losses. For the purpose of this Section 11.2 and when
           ------------------
used elsewhere in this agreement, "Loss" shall mean and include any and all liability, loss, damage, claim, expense, cost, fine, fee, penalty, obligation or injury including, without limitation, those resulting from any and all actions, suits, proceedings, demands, assessments, judgments, award or arbitration, together with reasonable costs and expenses including the reasonable attorneys' fees and other legal costs and expenses relating thereto.

     11.3  Indemnification by Seller. Subject to the provisions and limitations
           -------------------------
set forth in this Section 11, Seller agrees to defend, indemnify and hold harmless Buyer, any parent, subsidiary or affiliate of Buyer and any director, officer, employee, stockholder, agent or attorney of Buyer or of any parent, subsidiary or affiliate of Buyer (collectively, the "Buyer Indemnitees") from and against any Loss which arises out of or results from:

           (a) any breach of any covenant, or the inaccuracy or untruth of any representation or warranty of Seller made herein;

           (b) taxes, assessments and other governmental charges of any kind or nature whatsoever, including without limitation any withholding, social security or unemployment levies, arising out of, or payable with respect to, Seller's business operations;

           (c) any demand, claim, debt, suit, cause of action or proceeding made or asserted by a stockholder, creditor, receiver, or trustee in bankruptcy of Seller asserting that the transfer of the Assets to Buyer hereunder constitutes a bulk sale, bulk transfer, fraudulent conveyance, fraudulent transfer, or constitutes a preference under any applicable state or federal law, including but not limited to the United States Bankruptcy Code, or under any doctrine of de facto merger or successor liability, or otherwise by operation of law;

           (d) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a strict product liability claim or any other claim) that is made or asserted by any third party that relates to any product or service, that was sold, licensed or otherwise provided by Seller to any AIC Business customer;

           (e) any demand, claim, debt, suit, cause of action or proceeding made or asserted by any employee or independent contractor or any former employee or independent contractor of Seller, that relates in any manner to any termination by Seller of its employment or the services of such employee or independent contractor or any other matter relating to Seller's employment of such employee or independent contractor; or

           (f) any of the Excluded Liabilities and any claim, suit, action, loss, judgment, award, damages, debt, liability, costs and expenses incurred or suffered by Buyer in connection with any Excluded Liabilities.

     11.4  Indemnification by Buyer. Subject to the provisions and limitations
           ------------------------
set forth in this Section 10, Buyer agrees to defend, indemnify and hold harmless Seller, any parent, subsidiary or affiliate of Seller and any director, officer, employee, stockholder, agent or attorney of Seller or of any parent, subsidiary or affiliate of Seller (collectively, the "Seller Indemnitees") from and against and in respect of any Loss which arises out of or results from:

           (a) any breach of any covenant, or the inaccuracy or untruth of any representation or warranty of Buyer made herein;

           (b) taxes, assessments and other governmental charges of any kind or nature whatsoever, including without limitation any withholding, social security or unemployment levies, arising out of, or payable with respect to, Buyer's business operations, and the operation of the AIC Business after the Closing Date;

           (c) any demand, claim, debt, suit, cause of action, arbitration or other proceeding (including, but not limited to, a warranty claim, a strict product liability claim or any other claim) that is made or asserted by any third party that relates to any product or service, that was sold, licensed or otherwise provided by Buyer to any AIC Business customer;

           (d) any demand, claim, debt, suit, cause of action or proceeding made or asserted by any employee or independent contractor or any former employee or independent contractor of Seller, that relates in any manner to any termination by Buyer of its employment or the services of such employee or independent contractor or any other matter relating to Buyer's employment of such employee or independent contractor;

           (e) any of the Assumed Liabilities and any claim, suit, action, loss, judgment, award, damages, debt, liability, costs and expenses incurred or suffered by Buyer in connection with any Assumed Liabilities, or

           (f) any of the Assets after the Closing Date and any claim, suit, action, loss, judgment, award, damages, debt, liability, costs and expenses incurred or suffered by Buyer in connection with the operation of the AIC Business after the Closing Date.

     11.5  Procedures for Indemnification. If any action, suit or proceeding
           ------------------------------
shall be commenced against, or any claim or demand be asserted against, Seller or Buyer, as the case may be, in respect of which Seller or Buyer is entitled to demand indemnification under this Section 11, then as a condition precedent thereto, the party seeking indemnification ("Indemnitee") shall promptly notify the other party ("Indemnitor") in writing to that effect, and with reasonable particularity and with reference to the applicable provision(s) of this Agreement. The Indemnitor shall have the right to assume the entire control of the defense, compromise or settlement of such action, suit, proceeding or claim and including the selection of counsel, subject to the right of the Indemnitee to participate (at its expense and with counsel of its choice) in the defense, compromise or settlement of such action, suit, proceeding, claim or demand, and in connection therewith, the Indemnitee shall cooperate fully at Indemnitor's expense in all respects with the Indemnitor in any such defense, compromise or settlement. The Indemnitor will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld or delayed. So long as the Indemnitor is defending in good faith any such action, suit, proceeding, claim or demand asserted by a third party against the Indemnitee, the Indemnitee shall not settle or compromise such action, suit, proceeding, claim or demand without the prior written consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The Indemnitee shall make available to the Indemnitor or its agents all records and other materials in the Indemnitee's possession reasonably required for contesting any third party claim or demand. If the Indemnitor shall fail to promptly and adequately defend any such action, suit, proceeding, claim or demand, then the Indemnitee may defend, through counsel of its own choosing, such action, suit, proceeding, claim or demand and (so long as Indemnitee gives the Indemnitor at least ten (10) days' notice of the terms of the proposed settlement thereof and permits the Indemnitor to then undertake the defense thereof if Indemnitor objects to the proposed settlement) to settle such action, suit, proceeding, claim or demand and to recover from the Indemnitor the amount of such Losses.

     11.6  Period for Making Claims. A claim for indemnification under this
           ------------------------
Section 11:

           (a) must be brought, if at all, at any time within one (1) year after the Closing Date, with respect to any claim or claims for indemnification under this Section 11 not described in subsection 11.6(b) below; or

           (b) may be brought at any time up to expiration of the applicable statute of limitations (including extensions) with respect to any claim for indemnification relating to or based upon the provisions of Section 5.12.

     11.7  Limitations on Indemnification.
           ------------------------------

           (a) Subject to Section 11.7(b) hereof, the maximum aggregate Losses recoverable by Seller Indemnitees (considered together as a group) against Buyer, in the aggregate, shall not exceed the Purchase Price and the maximum aggregate Losses recoverable by Buyer Indemnitees (considered together as a group) against Seller, in the aggregate, shall not exceed the Cash Payment plus the product of the Shares and the average closing price of one share of Seller Common Stock as quoted on the Nasdaq National Market over the ten (10) trading days immediately prior to the date of this Agreement. The limits set forth in this Section 11.7 shall not apply to any Losses arising out of or resulting from the fraud or willful misconduct of the indemnifying party.

           (b) Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be sought or made by an Indemnitee pursuant to Sections 11.2 or 11.3 hereof except to the extent that any individual amount which would otherwise be payable under Sections 11.2 or 11.3 exceeds $20,000, and the amounts which would otherwise be payable under Sections 11.2 or 11.3 aggregate at least $100,000.


12.  MISCELLANEOUS.
     -------------

     12.1  Expenses. Buyer and Seller shall each bear their respective expenses
           --------
(including without limitation attorneys' and accountant's fees) in connection with the negotiation and consummation of the transaction contemplated hereby, except that (i) the parties shall share equally any and all filing or submission fees that are necessary or advisable under the HSR Act and (ii) Buyer shall pay any and all costs and expenses charged by Buyer's independent accountants in connection with the Post-Signing Audit.

     12.2  Notices. Any notice required or permitted to be given under this
           -------
Agreement shall be in writing and shall be personally or sent by certified or registered United States mail, postage prepaid, or sent by nationally recognized overnight express courier and addressed as follows:

           (a) If to Seller:
               ------------

                              The Gale Group, Inc.
                              27500 Drake Road
                              Farmington Hills, Michigan 48331
                              Attention: President

               with copy to:
               ------------
                              The Thomson Corporation
                              One Station Place
                              Stamford, Connecticut 06902
                              Attention: General Counsel

           (b) If to TILC:
               ----------
                              Thomson Information Licensing Corporation
                              Brandywine Corporate Center
                              650 Naamans, Road, Suite 301
                              Claymont, Delaware  19703
                              Attention: President

               with copy to:
               ------------
                              The Thomson Corporation
                              One Station Place
                              Stamford, Connecticut 06902
                              Attention: General Counsel

          (c)  If to THI:
               ---------
                              THI (U.S.) Inc.
                              c/o The Thomson Corporation
                              One Station Place
                              Stamford, Connecticut  06902
                              Attention: Vice President and General Counsel

          (d)  If to Buyer:
               -----------
                              Autoweb.com, Inc.
                              3270 Jay Street, Building 6
                              Santa Clara, CA 95054
                              Attention: President

               with copy to:
               ------------
                              Fenwick & West LLP
                              Two Palo Alto Square
                              Palo Alto, CA 94306
                              Attention: Fred M. Greguras, Esq.

     12.3  Entire Agreement; Captions. This Agreement, the Exhibits and
           --------------------------
Schedules hereto (which are incorporated herein by reference), the agreements to be executed and delivered in connection herewith and the NDA, together constitute the entire agreement and understanding between the parties and there are no agreements or commitments with respect to the transactions contemplated herein except as set forth in this Agreement. This Agreement supersedes any prior offer, agreement or understanding between the parties with respect to the transactions contemplated hereby. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

     12.4  Amendment; Waiver. Any term or provision of this Agreement may be
           -----------------
amended only by a writing signed by Seller and Buyer. The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. No waiver by a party of any breach of this Agreement will be deemed to constitute a waiver of any other breach or any succeeding breach.

     12.5  No Third Party Beneficiaries. Nothing expressed or implied in this
           ----------------------------
Agreement is intended, or shall be construed, to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

     12.6  Execution in Counterparts. For the convenience of the parties, this
           -------------------------
Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     12.7  Assignment. This Agreement may not be assigned by any party hereto
           ----------
without the prior written consent of each other party; except that Buyer may
                                                       ------
assign this Agreement (and all related agreements) by operation of law or in connection with any merger, consolidation or sale of all or substantially all Buyer's assets or in connection with any similar transaction.

     12.8  Benefit and Burden. This Agreement shall be binding upon, shall inure
           ------------------
to the benefit of, and be enforceable by and against, the parties hereto and their respective successors and permitted assigns.

     12.9  Governing Law. This Agreement shall be governed by and construed in
           -------------
accordance with the internal laws of the State of Delaware (excluding application of any choice of law doctrines that would make applicable the law of any other state or jurisdiction) and, where appropriate, applicable federal law.

     12.10  Severability. If any provision of this Agreement is for any reason
            ------------
and to any extent deemed to be invalid or unenforceable, then such provision shall not be voided but rather shall be enforced to the maximum extent then permissible under then applicable law and so as to reasonably effect the intent of the parties hereto, and the remainder of this Agreement will remain in full force and effect.

     IN WITNESS WHEREOF, Buyer and Seller executed and delivered this Agreement by their duly authorized representatives as of the Effective Date.

     SELLER:                               BUYER:

     The Gale Group, Inc.                  Autoweb.com, Inc.


     By: /s/ Allen W. Paschal              By: /s/ S M Hedgpeth
        ---------------------------           ----------------------------

     Its: CEO                              Its: V P
         --------------------------            ---------------------------



     TILC:

     Thomson Information Licensing Corporation

     (only for purposes of Section 5.A. and Section 10.2(f) hereof)


     By: /s/ James R. Schurr
        ---------------------------

     Its: President
         --------------------------

     THI:

     THI (U.S.) Inc.

     (only for purposes of Section 5.B. and 10.2(g) hereof)


     By: /s/ unreadable
        ---------------------------

     Its: V.P.
         --------------------------

                            EXHIBITS AND SCHEDULES
                            ----------------------

  Schedule 1.2(a)(i)          Seller's AIC Products

  Schedule 1.2(a)(ii)         Seller's Intellectual Property

  Schedule 1.2(f)             Seller's Tangible Assets

  Schedule 1.3                Excluded Assets

  Schedule 3.4                Allocation of Purchase Price

  Schedule 5.8                Statement of Net Assets

  Schedule 8.1                Key Employees

  Exhibit 3.2                 Rights Agreement

  Exhibit 9.1(i)              Assignment, Bill of Sale and Assumption Agreement

  Exhibit 10.2(f)             Trademark Assignment

  Exhibit 10.2(g)             Form of Guaranty